                            MEDICAL GRAPHICS CORPORATION
                               350 OAK GROVE PARKWAY
                             ST. PAUL, MINNESOTA 55127

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 23, 1996


TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Medical Graphics Corporation, a Minnesota corporation (the "Company"), will be held on Thursday, May 23, 1996, at 10:00 a.m. local time, at the Hyatt Regency Minneapolis, 1300 Nicollet Mall, Minneapolis, Minnesota for the following purposes:

     1. To approve an increase in the number of shares reserved under the Company's 1987 Stock Option Plan (the "1987 Plan") from 650,000 to 750,000;

     2. To approve an extension of the duration of the 1987 Plan to five years from the date it is approved by the shareholders of the Company;

     3. To approve an amendment to the 1987 Plan which shall provide option limitations pursuant to Section 162(m) of the Internal Revenue
         Code of 1986 (the "Code");

     4.  To elect directors to hold office for the ensuing year;

     5. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1996; and

     6. To act upon such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on April 5, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of matters to be considered at the Annual Meeting. A copy of the Company's Annual Report for the fiscal year ended December 31, 1995 also accompanies this Notice.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return your proxy in the reply envelope provided.

                                       By Order of the Board of Directors,

                                       /s/ Wayne G. Faris

                                       Wayne G. Faris,
                                       Secretary

St. Paul, Minnesota
Dated:  April 11, 1996


       PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                          MEDICAL GRAPHICS CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 23, 1996
                                PROXY STATEMENT

     This Proxy Statement is submitted in support of a proxy solicitation by the Board of Directors of Medical Graphics Corporation (the "Company"),
350 Oak Grove Parkway, Saint Paul, Minnesota 55127, in connection with the 1996 Annual Meeting of Shareholders to be held on Friday, May 23, 1996 at 10:00 a.m. local time, at the Hyatt Regency, Minneapolis, Minnesota. The Company expects that the Notice of Annual Meeting, Proxy Statement and form of proxy will first be mailed to shareholders on or about April 11, 1996.

     Shareholders of record at the close of business on April 5, 1996 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of April 5, 1996, the Company had 2,538,393 shares of its common stock, $0.05 par value (the "Common Stock"), issued, outstanding and entitled to be voted at the Annual Meeting. The Common Stock is the only class of voting securities of the Company. Each holder of outstanding shares of the Common Stock is entitled to one vote per share on all matters being presented at the Annual Meeting. There is no cumulative voting. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

     The enclosed proxy, when properly signed and returned to the Company, will be voted by the persons named therein at the Annual Meeting as directed therein. Proxies in which no designation is made with respect to the various matters of business to be transacted at the Annual Meeting will be voted for the increase in shares for the Company's 1987 Plan; for a five year extension of the 1987 Plan; for an amendment to the 1987 Plan pursuant to
Section 162(m) of the Code; for the nominees for directors as proposed therein; for the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the current year; and in the best judgment of the persons named in the proxy as to any other matters which may properly come before the Annual Meeting.

     A proxy may be revoked at any time prior to its being exercised at the Annual Meeting by written notification to the Secretary of the Company. Personal attendance at the Annual Meeting is not sufficient to revoke a proxy unless a written notice of proxy termination is filed with an officer of the Company at the Annual Meeting.

     The solicitation expenses incurred herein will be borne by the Company, and this solicitation will be distributed by mail to the shareholders. Some of the officers, directors and regular management employees of the Company may also solicit proxies on behalf of management in person or by facsimile transmission or telephone. No additional compensation will be paid to such persons therefore; however, any costs thereof will be borne by the Company. The Company will reimburse brokerage firms, banks, and other custodians, nominees and fiduciaries for their expenses reasonably incurred in forwarding solicitation material to the beneficial owners of the Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following information concerning beneficial ownership of the Common Stock of the Company is furnished as of the record date, except as noted, with respect to (i) all persons known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each of the directors and nominees for election to the Board of Directors of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

                                                          SHARES
NAME AND ADDRESS OF                                    BENEFICIALLY        PERCENT
BENEFICIAL OWNER                                          OWNED          OF CLASS (1)
- -------------------                                    ------------      ------------
Michael J. Paulucci
525 Lake Avenue South
Duluth, MN  55802...............................         422,700(2)           16.7

Heartland Advisors
790 North Milwaukee St.
Milwaukee, WI  53202............................         339,800(3)           13.4

Catherine A. Anderson (4)
350 Oak Grove Parkway
St. Paul, MN  55127.............................         332,206(5)(6)        12.5

AWM Investment Company, Inc.
153 East 53 Street
New York, NY  10022.............................         278,200(7)           11.0

Brian P. King (8)
350 Oak Grove Parkway
St. Paul, MN 55127..............................          42,397(9)            1.7

Anthony J. Adducci (10)
5601 Dunlap Ave.
Shoreview, MN 55126.............................          27,200(11)           1.1

Earl E. Bakken (4)
7000 Central Ave. N.E.
Minneapolis, MN  55432..........................          25,000(12)            *

Wayne G. Faris (4)
2335 Angell Road
Sun Fish Lake, MN  55118........................          20,850(11)            *

Gerald T. Knight (10)
5021 Interlachen Bluff
Edina, MN  55436................................          23,000(13)            *

Donald C. Wegmiller (4)
7871 Chesshire Lane North
Maple Grove, MN  55369..........................          21,000(14)            *

W. Edward McConaghay (10)
2655 Lake of the Isles Parkway
Minneapolis, MN  55408..........................          19,000(13)            *

Douglas H. Ward
350 Oak Grove Parkway
St. Paul, MN  55127.............................           3,000(15)            *

Eric W. Sivertson
350 Oak Grove Parkway
St. Paul, MN  55127.............................             -0-                *

All directors and executive officers
as a group (thirteen persons)...................         586,752(16)          21.1

- ------------
 *   Less than one percent.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right to acquire them as of April 5, 1996 or within sixty days of such date are treated as outstanding when determining the percentage shown for such person, but are not treated as outstanding when determining the percentages shown for any other person.

(2) Includes 100,000 shares held in the Michael J. Paulucci Northland Funds Trust, of which Mr. Paulucci is beneficiary, and 11,500 shares held by Mr. Paulucci's spouse and children, of which Mr. Paulucci may be deemed the beneficial owner. Mr. Paulucci's ownership is stated as of February 7, 1996 and disclosure is made in reliance upon a report on Form 4, dated January, 1996 filed with the Securities and Exchange Commission.

(3) Heartland Advisors, Inc., in its capacity as investment adviser, may be deemed beneficial owner of 339,800 shares which are owned by numerous investment counselling clients. Disclosure is made in reliance upon a statement on Schedule 13G, dated as of February 9, 1996, filed with the Securities and Exchange Commission.

(4)  Currently a member of the Board of Directors of the Company.

(5) Includes 10,600 shares held by Mrs. Anderson's husband. Each disclaims beneficial ownership of the other's stock. Excludes 3,500 shares held by the STA Trust, the beneficiaries of which are the Anderson's children; the Andersons each disclaim beneficial ownership of such shares.

(6) Includes 115,000 shares subject to stock options which are currently exercisable or may be exercised within 60 days.

(7) AWM Investment Company, Inc., in its capacity as investment advisor, may be deemed beneficial owner of 278,200 shares which are owned by numerous investment counselling clients. Disclosure is made in reliance upon a statement on Schedule 13G, dated as of January 10, 1996, filed with the Securities and Exchange Commission.

(8)  Resigned from the Company effective April 3, 1996.

(9) Includes 18,000 shares subject to stock options which are currently exercisable or may be exercised within 60 days.

(10) Currently a member of, and nominee for election to, the Board of Directors of the Company.

(11) Includes 10,000 shares subject to stock options which are currently exercisable or may be exercised within 60 days.

(12) Includes 20,000 shares subject to stock options which are currently exercisable or may be exercised within 60 days.

(13) Includes 13,000 shares subject to stock options which are currently exercisable or may be exercised within 60 days.

(14) Includes 16,000 shares subject to stock options which are currently exercisable or may be exercised within 60 days.

(15) Includes 3,000 shares subject to stock options which are currently exercisable or may be exercised within 60 days.

(16) Includes 247,000 shares subject to stock options which are currently exercisable or may be exercised within 60 days.


                 APPROVAL OF AN INCREASE IN THE NUMBER OF
        SHARES RESERVED UNDER THE COMPANY'S 1987 STOCK OPTION PLAN;
                 AN EXTENSION OF THE 1987 PLAN'S TERM; AND
             AN AMENDMENT TO LIMIT AWARDS UNDER THE 1987 PLAN

A.  INCREASE OF THE AUTHORIZED SHARES

     The Company has granted options covering 612,817 shares pursuant to the 1987 Plan which has reserved 650,000 shares. In order to reserve sufficient shares for future options, the Board of Directors proposes that the number of shares reserved under the 1987 Plan be increased from 650,000 to 750,000 shares. The Board believes that granting fairly priced stock options to employees is an effective means to promote the future growth and development of the Company. Such options increase employees' proprietary interest in the Company's success and enables the Company to attract and retain qualified personnel. The Board therefore recommends that all shareholders vote in favor of increasing the number of shares reserved under the 1987 Plan from 650,000 to 750,000 shares.

B.  EXTENSION OF THE TERM

     The term of the 1987 Plan is ten years, terminating on March 11, 1997. Because the 1987 Plan provides the necessary flexibility the Company requires and no significant changes have occurred which affected the 1987 Plan's terms, the Board of Directors proposes that the term of the 1987 Plan be extended five years from the date the extension is approved by the shareholders of the Company. The 1987 Plan was adopted almost ten years ago, and, although the 1987 Plan suits the Company's needs at this time, the Board will study the 1987 Plan and current trends adopted by recent stock option plans. The Board therefore recommends that all shareholders vote in favor of extending the term of the 1987 Plan for five years from the date the extension is approved by the shareholders of the Company.

C.  OPTION LIMITATIONS UNDER THE 1987 PLAN

     Section 162(m) of the Code limits corporate deductions to $1 million for compensation paid to "covered employees." Covered employees include the CEO and each of the four other most highly-compensated executives of public companies whose compensation, under the rules of the Securities and Exchange Commission ("SEC"), must be disclosed. As a publicly-traded company, the Company's officers are subject to the SEC disclosure requirements and represent covered employees under Section 162(m) of the Code. Section 162(m)'s limitation, however, generally excludes stock option plans where the following conditions have been met: (1) the performance goals must be established by a compensation committee of the board of directors, which consists of two or more outside directors, (2) the option price must not be less than the fair market value of the stock at the time of the grant, and
(3) the shareholders must approve the maximum number of options or rights which can be awarded to any one executive. If these requirements are met, stock options granted pursuant to the 1987 Plan are not expected to count against the $1 million cap for compensation paid to covered employees. The proposed amendment satisfies the third condition outlined above by limiting the options of Optionees under the 1987 Plan. The Board of Directors propose the following amendment and inclusion of Section 19:


                                    SECTION 19.

                       OPTION LIMITATIONS UNDER THE 1987 PLAN

     No Optionee, who is any employee of the Company at the time of grant, may be granted any option or options, the value of which options are based solely on an increase in the value of the shares of Common Stock after the date of grant of such options, for more than 50,000 shares of Common Stock, in the aggregate, for the period from May 23, 1996 to December 31, 1996 or in any calendar year period beginning with the period commencing January 1, 1997 and ending December 31, 1997. The foregoing annual limitation specifically includes the grant of any options representing "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code.

For the reasons set forth above, the Board of Directors recommends that all shareholders vote in favor of amending the 1987 Plan to include the aforementioned provision, which provides option limitations pursuant to
Section 162(m) of the Code.

SUMMARY OF 1987 PLAN

     A general description of the basic features of the 1987 Plan, assuming the amendment described above is approved by the shareholders, is outlined below. This summary is qualified in its entirety by the terms of the 1987 Plan, a copy of which, in its amended form, may be obtained from the Secretary of the Company.

     GENERAL. The 1987 Plan provides for the granting to participating eligible employees of the Company of the (a) options to purchase common stock that qualify as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options") and (b) options to purchase common stock that do not qualify as incentive stock options ("Non-Qualified Options"). The 1987 Plan is administered by the Compensation Committee, which (other than with respect to automatic grants of options to non-employee directors) selects the participants to be granted options under the 1987 Plan, determines the amount of grants to participants and prescribes discretionary terms and conditions of each grant not otherwise fixed under the 1987 Plan. As of April 5, 1996, there were approximately 140 employees of the Company who may be deemed to be eligible employees under the 1987 Plan, of whom 49 were participants. The 1987 Plan will terminate on March 11, 1997, although it is proposed to be extended until March 11, 2002, and may be terminated before that date by action of the Board. No options will be granted after the termination of the 1987 Plan. The maximum number of shares of Company common stock that may be issued under the 1987 Plan is currently 650,000 and proposed to be increased to 750,000.

     STOCK OPTIONS. Incentive Stock Options must be granted with an exercise price equal to at least the fair market value of the common stock on the date of grant (or, in the case of participants owning more than 10% of the total combined voting power of all classes of stock of the Company, at least equal to 110% of the fair market value on the date of grant); Non-Qualified Options may be granted with an exercise price less than 100% of the fair market value of the common stock on the date of grant.

     For Incentive Stock Options granted after December 31, 1986, the aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of shares of common stock with respect to which Incentive Stock Options become exercisable for the first time by a participant under the 1987 Plan during any calendar year may not exceed $100,000. On March 13, 1992, the closing price of a share of Company common stock as reported by the Nasdaq National Market System was $12.25. Incentive Stock Options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant (five years in the case of an Incentive Stock Option granted to participants owning more than 10% of the total combined voting power of all classes of stock of the Company). Non-Qualified Options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant. Stock options become exercisable during their terms in the manner determined by the Compensation Committee. Stock options may not be transferred other than by will or the laws of descent and distribution; during the lifetime of a participant they may be exercised only by the participant.

     FEDERAL INCOME TAX CONSEQUENCES. The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an award.

     INCENTIVE STOCK OPTIONS. There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Incentive Stock Option under the 1987 Plan. The exercise by a participant of an Incentive Stock Option also will not result in any federal income tax consequences to the Company or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as "excess parachute payments" within the meaning of the Code.

     If a participant disposes of the shares acquired upon exercise of an Incentive Stock Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the participant exercised the Incentive Stock Option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between
(i) the amount the participant realized on disposition of the shares, and
(ii) the option price at which the participant acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.

     If the participant does not satisfy both of the above holding period requirements (a "disqualifying disposition"), then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive Stock Option (or, for directors, officers or greater-than 10% stockholders of the Company, the fair market value of the shares six months after exercise, unless such persons file an election under Section 83(b) of the Code within 30 days of the date of exercise) or (ii) the amount realized on the disposition of the shares (if the disposition is the result of a sale or exchange to one other than a related taxpayer), exceeds the option price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to ordinary income includable in the taxable income of the participant. This compensation income may be subject to withholding, and the Company may be required to withhold in order to receive, a deduction. The remainder of the gain or loss recognized on the disposition, if any, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     NON-QUALIFIED OPTIONS. Neither the participant nor the company incurs any federal income tax consequences as a result of the grant of a Non-Qualified Option. Upon exercise of a Non-Qualified Option, a participant will recognize ordinary income, subject to withholding, on the "Includability Date" in an amount equal to the difference between (i) the fair market value of the shares purchased, determined on the Includability Date, and (ii) the consideration paid for the shares. The Includability Date generally will be the date of exercise of the Non-Qualified Option. However, the Includability Date for participants who are officers or greater-than-10% stockholders of the Company will occur six months later, unless such persons file an election under Section 83(b) of the Code within 30 days of the date of exercise, to treat the date of exercise as the Includability Date. The participant may be subject to an additional excise tax if any amounts are treated as "excess parachute payments" within the meaning of the Code.

     At the time of a subsequent sale or disposition of any shares of common stock obtained upon exercise of a Non-Qualified Option, any gain or loss will be a capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the sale or disposition occurs more than one year after the Includability Date and short-term capital gain or loss if the sale or disposition occurs one year or less after the Includability Date.

     In general, the company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Qualified Option for any amounts includable in the taxable income of a participant as ordinary income.
 The Company will be entitled to the deduction in the Company's tax year in which the participant is taxed.


                              ELECTION OF DIRECTORS

     The number of members of the Board of Directors is currently set at eight, and the directors are divided into Class A (consisting of two directors), Class B (consisting of three directors) and Class C

(consisting of three directors). The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Anthony J. Adducci, Gerald T. Knight and W. Edward McConaghay are the Class B directors whose terms expire at the Annual Meeting. The Board of Directors has nominated Messrs. Adducci, Knight and McConaghay for election to the Board at the Annual Meeting for terms expiring at the annual meeting in 1999. The other directors of the Company will continue in office for their existing terms.

     Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Adducci, Knight and McConaghay. If a shareholder of record returns a proxy withholding authority to vote the proxy with respect to any of the nominees, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee or nominees, but shall not be deemed to have been voted for such nominee or nominees. The affirmative vote of a majority of the outstanding shares of the Common Stock is necessary to elect each nominee. Cumulative voting is not permitted. In the unlikely event that any of the nominees is not a candidate for election at the Annual Meeting, the persons named in the accompanying form of proxy will vote for such other persons as the Board of Directors may designate. The Board of Directors has no reason to believe that any nominee will not be a candidate for election.

     Certain biographical information furnished by the Company's Board of Directors is set forth below.


                                      NAME, BUSINESS EXPERIENCE DURING
                                      THE PAST FIVE YEARS AND SELECTED
                                      OTHER INFORMATION CONCERNING
CLASS A (TERM ENDING IN 1998)         DIRECTORS AND NOMINEES
- -------------------------------------------------------------------------------
Wayne G. Faris                        Partner in Faris and Faris, a Minneapolis
Director since 1990                   law firm, since January, 1996.
Age -- 54

Mr. Faris was the Chief Executive Officer of ATAK Sports Inc., a bicycle products manufacturing company, from July 1994 to December 1995 and the Chief
Executive Officer of The Clifton Group, an investment management firm, from September 1990 to June 1994. Prior to that time, he was a partner of the law firm of Oppenheimer Wolff & Donnelly. He has served as Secretary of the Company since December 1988.

- -------------------------------------------------------------------------------
Eric W. Sivertson                     President and Chief Executive Officer
Director since January 1996           of the Company.
Age -- 45

Mr. Sivertson has been President and Chief Executive Officer of the Company since January 1996. Mr. Sivertson was President of Pacesetter, Inc., a pacemaker division of St. Jude Medical, Inc., from October 1994 to January
1996.  He was President of the St. Jude Medical Division from 1992 to 1994,
President of St. Jude International from 1990 to 1992 and held other sales and marketing positions with St. Jude Medical Inc. from 1985 to 1990.
Mr. Sivertson served in successive sales and marketing management positions during his tenure at American Hospital Supply from 1977 through 1984, culminating as Vice President of Marketing for the Converters Division.

- -------------------------------------------------------------------------------

CLASS B (TERM ENDING IN 1996)
- -------------------------------------------------------------------------------
Anthony J. Adducci                    President of Technology Enterprises
Director since 1980                   since June 1981.
Age -- 58

Mr. Adducci has been President of Technology Enterprises, a private venture capital firm, since June 1981. Prior to June 1981, Mr. Adducci was a founder and served as Executive Vice President of Cardiac Pacemakers, Inc., a manufacturer of cardiac pacemakers located in Arden Hills, Minnesota.

- -------------------------------------------------------------------------------
Gerald T. Knight                      Vice President -- Finance and Chief
Director since October 1990           Financial Officer of The Toro Company
Age -- 48                              since April 1992.

Mr. Knight served as Chairman of the Board at Medical Graphics Corporation from
May 1995 to December 1995.  He has been Vice President -- Finance and Chief
Financial Officer of The Toro Company, a manufacturer of lawn equipment, since April 1992. From December 1990 to March 1992, Mr. Knight was Executive
Director -- Finance and Corporate Controller of NeXT Computer, Inc., a manufacturer of computer workstations. From November 1985 through December 1990 he served in several executive level financial positions for The Pillsbury Company. During the previous fifteen years, Mr. Knight served in a number of financial positions with General Electric Company.

- -------------------------------------------------------------------------------
W. Edward McConaghay                  President of Key Indicators since March
Director since March 1994             1995.
Age -- 46

Mr. McConaghay is a principal in Key Indicators, a consulting firm specializing in new product and market development for information and technology based businesses. He was Senior Vice President of Sales and Marketing for Deluxe
Corporation, a Minnesota check and business forms printing company, from December 1993 to January 1995. From August 1993 to November 1993, he was Vice
President for Northern Telecom, Inc. From August 1992 to August 1993, he was Vice President of Marketing for Northern Telecom-Asia/Pacific. From May
1991 to August 1992, Mr. McConaghay served as Secretary to the Executive
Office and AVP, Marketing Programs for Northern Telecom Limited. From
September 1983 to May 1991, he served in a number of senior level sales, marketing and operations positions for Northern Telecom, Inc.

- -------------------------------------------------------------------------------

CLASS C (TERM ENDING IN 1997)
- -------------------------------------------------------------------------------
Catherine A. Anderson                 Chairman of the Board since January 1996.
Age -- 49

Ms. Anderson served as President and Chief Executive Officer from May 1995 to
December 1995.  She was the Company's Chairman of the Board and Chief
Executive Officer from March 1987 to May 1995 and President and Chief
Operating Officer since July 1989.  Ms. Anderson served as the Company's
President and Chief Operating Officer from August 1986 to January 1988, as
Chairman of the Board from January 1985 to August 1986, as Executive Vice
President from 1979 to December 1986, and as President from 1977 to 1979.
From 1972 to 1976, Ms. Anderson was Director of the Cardiopulmonary Clinical and Research Laboratories at the University of Minnesota Hospitals and Clinics.
She co-founded the Company and became its first employee in 1977.

- -------------------------------------------------------------------------------
Earl E. Bakken                        Founder and Director Emeritus since
Director since 1989                   August 1994.
Age -- 72

Mr. Bakken is the founder of Medtronic, Inc. ("Medtronic"), a Fortune 500
Minneapolis-based manufacturer of cardiac pacemakers and other medical devices.
He has been a consultant to Medtronic since April 1989 and served as Senior
Chairman from July 1985 to May 1989 and Chairman of the Board for more than five years before July 1985.

- -------------------------------------------------------------------------------
Donald C. Wegmiller                   President of Management Compensation
Director since 1988                   Group/HealthCare since April 1993.
Age -- 57

Mr. Wegmiller has been President of Management Compensation Group/HealthCare, an executive and physician compensation consulting firm for healthcare organizations, since 1993. From 1992 to 1993, he was Vice Chairman and President of HealthSpan Health System, a Minneapolis-based diversified health services organization. From 1978 to 1992, he was President and Chief
Executive Officer of HealthSpan. From 1986 to 1988, he served as Chairman of the Board of the American Hospital Association.

- -------------------------------------------------------------------------------

     The Board of Directors held six meetings during the Company's fiscal year ended December 31, 1995. All directors and nominees for director attended at least eighty percent of the meetings held during 1995 of the Board of Directors and all Committees on which the director served; provided, that Mr. Adducci attended seventy-one percent of such meetings and Mr. Bakken attended sixty percent of such meetings. Directors who are not employees of the Company receive $750 for each meeting of the Board attended and $250 for each Committee meeting attended.

BOARD OF DIRECTORS' COMMITTEES AND MEETINGS

The Company has three standing committees of the Board of Directors, as follows:

NAME OF COMMITTEE                              MEMBERSHIP
- -----------------                              ----------
Audit Committee..........................      Donald C. Wegmiller and
                                               Gerald T. Knight

Compensation Committee...................      Wayne G. Faris,
                                               Anthony J. Adducci and
                                               W. Edward McConaghay

Nominating Committee.....................      Earl E. Bakken and
                                               Donald C. Wegmiller

     The Audit Committee is responsible for reviewing the services provided by the Company's independent auditors and comments made by the independent auditors in letters of recommendation to management, and reviewing internal accounting controls and procedures and discussing the same with the Company's Vice President -- Finance and Administration. The Compensation Committee is responsible for reviewing and approving compensation to be paid to officers, key employees and directors. The Nominating Committee is responsible for director nominations and will not consider nominations recommended by shareholders. The Audit and Compensation Committees held one meeting and three meetings, respectively, in 1995, while the Nominating Committee did not meet.


                      EXECUTIVE OFFICERS OF THE COMPANY

NAME                         AGE          TITLE
- ----                         ---          -----
Catherine A. Anderson         49          Founder and Chairman

Eric W. Sivertson             45          President and Chief Executive Officer

Russell G. Acorn              35          Vice President -- Research and Development

Terrance J. Kapsen            45          Executive Vice President -- Global Sales

Brian P. King                 48          Vice President -- Finance and Administration, Treasurer

William J. O'Connor           56          Vice President -- Sales and Marketing to April 21, 1995

Michael G. Snow               46          Vice President -- Quality and Regulatory Affairs

Douglas H. Ward               46          Vice President -- Operations

- ------------

CATHERINE A. ANDERSON. Biographical information on Ms. Anderson is provided elsewhere in this Proxy Statement under "Election of Directors."

ERIC W. SIVERTSON. Biographical information on Mr. Sivertson is provided elsewhere in this Proxy Statement under "Election of Directors."

RUSSELL G. ACORN. Mr. Acorn joined the Company as Vice President -- Research and Development in October 1991. From February 1988 to September 1991, Mr. Acorn was Product Development Manager for Spacelabs, Inc. From May 1986 to February 1988, he was Research and Development Engineer for Newport Medical Instruments. Earlier, he supervised the respiratory therapy department at Maricopa Medical Center. Mr. Acorn is a graduate of the DeVry Institute of Technology and Mansfield University and has degrees in electrical engineering and respiratory therapy.

TERRANCE J. KAPSEN. Mr. Kapsen has been a Vice President of the Company since December 1981. From December 1981 to July 1985, he served as Vice President of Technical Services. In July 1985, he became Vice President of Sales, and in July 1989 he became Vice President of Marketing. In March 1992, Mr. Kapsen was named Vice President of Medical Programs. His title was later changed to Vice President -- Marketing, Cardiology and Primary Care and then to Vice President -- Marketing. From July 1993 to July 1994, Mr. Kapsen served as Senior Vice President -- Sales. In July of 1994, Mr. Kapsen was named Vice President of Medical Affairs and in July 1995 Executive Vice President -- Global Sales. Prior to joining the Company and from 1973 to 1980, Mr. Kapsen was an Assistant Scientist at the University of Minnesota working in the area of pulmonary medicine and also served as a department supervisor.

BRIAN P. KING. Mr. King served as a Vice President of the Company since December 1981 and Treasurer since March 1981. He managed the operations area of the Company from early 1993 to April 1995. Prior to joining the Company and from 1976 to 1980, he was employed at Jostens, Inc. in various financial positions, including controller of the yearbook division. From 1972 to 1976 he worked for International Paper Company where his last position was manufacturing manager of the consumer plastics division. He holds a B.S. in engineering and an M.B.A. from Cornell University. Mr King resigned from his position at the Company effective April 3, 1996.

WILLIAM J. O'CONNOR. Mr. O'Connor joined the Company as Vice President -- Sales and Marketing in July 1994. In May 1995, Mr. O'Connor resigned from his position at the Company.

MICHAEL G. SNOW. Mr. Snow re-joined the Company in October 1995 as Vice President, Quality Assurance/Regulatory Affairs after managing Respiratory Care Services and Pulmonary Physiology and Research at California Pacific Medical Center for five years. He has over 25 years experience in the cardiopulmonary field and has authored over 50 scientific papers. Prior to joining the California Pacific Medical Center, Mr. Snow served as Vice President of Research and Development at the Company and held other technology-related positions with the Company since 1984. He majored in Quantitative Analysis/Business Administration at National University in San Diego and holds an A.S. in Cardiopulmonary/Biomedical Technology from Grossmont College. Mr. Snow is a former president of the National Board for Respiratory Care, the national accreditation agency for the Company's core market.

DOUGLAS H. WARD. Mr. Ward joined the Company in April 1995 as Vice President, Operations. He was previously the Director of Operations for the Dade Diagnostics division of Baxter Healthcare Corporation and held various positions with Baxter since 1979. Prior to his employment at Baxter, Mr. Ward worked for American Hospital Supply for sixteen years. He holds a B.A. from National-Louis University and an M.B.A. from Golden State University.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the Company's most highly paid executive officers whose total annual salary and bonus exceeded $100,000.

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                          ANNUAL COMPENSATION               AWARDS
                                 ------------------------------------    ------------
                                                                          SECURITIES
                                                                          UNDERLYING
NAME AND PRINCIPAL                                                         OPTIONS/             ALL OTHER
     POSITION                    YEAR        SALARY ($)     BONUS ($)     SARS(#)(1)        COMPENSATION ($)(2)
- ------------------               ----        ----------     ---------    -------------      -------------------
Catherine A. Anderson            1995         $208,047           -0-            -0-               $1,818
  Chairman and Chief             1994          194,250       $13,126            -0-                1,750
  Executive Officer,             1993          175,000           -0-         25,000                1,676
  President and Chief
  Operating Officer

Brian P. King (3)                1995         $104,289           -0-          5,000               $1,455
  Vice President -- Finance      1994          105,050       $ 6,188          5,000                1,415
  and Administration,            1993           98,325         8,500          5,000                1,434
  Treasurer

William J. O'Connor (3)          1995         $126,923           -0-            -0-                  -0-
  Vice President -- Sales        1994           66,346           -0-            -0-                  -0-
  and Marketing

Douglas H. Ward                  1995         $110,769       $10,000         10,000                  -0-
Vice President -- Operations

- ------------
(1) Represents securities underlying stock options granted, except as otherwise noted, under the Company's 1987 Plan, as amended. The 1987 Plan does not provide for the granting of stock appreciation rights ("SARs").

(2) The compensation reported represents Company matching contributions under the Company's Employee Savings Incentive Plan, a 401(k) retirement plan.

(3) Mr. King and Mr. O'Connor have resigned from their positions at the Company.

STOCK OPTION GRANTS AND EXERCISES TABLES

     The following tables summarize stock option grants and exercises during fiscal 1995 to or by the executive officers named in the Summary Compensation Table above. Because the 1987 Plan does not provide for the granting of SARs, no SARs were granted or exercised during fiscal 1995.

                       OPTION/SAR GRANTS IN FISCAL 1995

                                              INDIVIDUAL GRANTS
- ----------------------------------------------------------------------------------------------------------
                              NUMBER OF               % OF TOTAL
                              SECURITIES              OPTIONS/SARS
                              UNDERLYING               GRANTED TO
                             OPTIONS/SARS             EMPLOYEES IN         EXERCISE OR BASE     EXPIRATION
NAME                         GRANTED (#)(1)            FISCAL 1995          PRICE ($/SH)(2)         DATE
- ----                         --------------           -------------        ----------------     ----------
Catherine A. Anderson             -0-                       -0-

Brian P. King                   5,000                      9.3%                  $4.88            08/31/05

William J. O'Connor               -0-                       -0-

Douglas H. Ward                10,000                     18.6%                  $5.00            04/17/05

- ------------
(1) Each stock option was granted under the 1987 Plan, has a ten-year term and vests and becomes exercisable in cumulative installments of 30% one year from the date of grant, 30% two years from the date of grant and 40% three years from the date of grant. The stock options were granted on August 31, 1995 for Mr. King and April 17, 1995 for Mr. Ward.

(2) All stock options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, which was the closing price of the Common Stock as reported on the Nasdaq National Market System on such date.


                AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1995 AND
                    OPTION/SAR VALUES AT END OF FISCAL 1995

                                                                  NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED                  IN-THE-MONEY
                            SHARES                VALUE             OPTIONS/SARS AT                     OPTIONS/SARS AT
                          ACQUIRED ON            REALIZED         DECEMBER 31, 1995 (#)            DECEMBER 31, 1995 ($)(1)
NAME                      EXERCISE (#)            ($)(1)        EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
- ----                      ------------           --------       -------------------------         -------------------------
Catherine A. Anderson        8,000                15,075              135,000/10,000                      $21,800/-0-

Brian P. King                3,000                 6,750               19,500/5,500                        $7,200/-0-

William J. O'Connor            -0-                   -0-                  -0-/-0-                             -0-/-0-

Douglas H. Ward                -0-                   -0-                -0-/10,000                            -0-/-0-

(1) "Value" has been determined based upon the difference between the per share option exercise price and the market value of the Common Stock at the date exercised or December 31, 1995.


                              CERTAIN TRANSACTIONS

     During the Company's fiscal year ended December 31, 1995, the Company paid $96,000 in royalties to ErgometRx Corporation ("ErgometRx") under a five-year agreement between the Company and ErgometRx, to obtain an exclusive license to manufacture and sell in certain markets exercise ergometers utilizing ErgometRx proprietary technology. The agreement establishes no minimum quantity of ergometers required to be sold by the Company. Stephen T. Anderson, a former director of the Company and the husband of Catherine A. Anderson, founded and currently serves as the President of ErgometRx. The Company is also a shareholder of ErgometRx.


                             SECTION 16(a) REPORTING

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Officers, directors and greater than ten percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten percent beneficial owners were satisfied.


                       RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors recommends that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1996. Ernst & Young LLP has served as independent auditors for the Company since 1979. Ernst & Young LLP provided services in connection with the audit of the financial statements of the Company for the fiscal year ended December 31, 1995, including the Company's annual report on Form 10-KSB filed with the Securities and Exchange Commission, and matters relating to accounting and financial reporting generally.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire and to respond to appropriate questions. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

     The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.


                               SHAREHOLDER PROPOSALS

     Any proposal by a shareholder which may properly be presented at the next Annual Meeting of the Company's shareholders must be received at the Company's principal executive offices, 350 Oak Grove Parkway, St. Paul, Minnesota 55127, not later than December 1, 1996.

                                OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxy will be voted in accordance with the judgment of the persons named in the accompanying form of proxy.

                                       By Order of the Board of Directors,

                                       /s/ Wayne G. Faris

                                       Wayne G. Faris,
                                       Secretary

April 11, 1996


                                  FORM 10-KSB

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB (EXCLUDING EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED, FREE OF CHARGE, TO SHAREHOLDERS OF RECORD ON APRIL 5, 1996 UPON WRITTEN REQUEST TO:

Vice President -- Finance
Medical Graphics Corporation
350 Oak Grove Parkway
St. Paul, Minnesota  55127


         PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                          MEDICAL GRAPHICS CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 23, 1996

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned, revoking all prior proxies, hereby constitutes and appoints Catherine A. Anderson, Gerald T. Knight and Eric W. Sivertson, and each of them, with full power of substitution, as proxies to vote all shares of capital stock of Medical Graphics Corporation held by the undersigned at the Annual Meeting of Shareholders of the company to be held on May 23, 1996, and at any adjournments thereof, as designated below on the matters referred to and in their discretion upon such other business as may properly come before the Annual Meeting.

(1) The proposal to increase the number of shares reserved under the Company's 1987 Stock Option Plan by 100,000 shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

(2) The proposal to extend the duration of the Company's 1987 Stock Option Plan to five years from the date it is approved by the shareholders of the Company.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

(3) The proposal to amend the 1987 Stock Option Plan to provide option limitations pursuant to Section 162(m) of the Internal Revenue Code of 1986.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

(4)  ELECTION OF DIRECTORS:
     / / FOR ALL nominees listed below   / / WITHHOLD AUTHORITY
     (except as marked to the contrary   to vote for ALL nominees
     below)                              listed below

         Anthony J. Adducci, Gerald T. Knight and W. Edward McConaghay.

 (INSTRUCTION: To WITHHOLD authority to vote for any individual nominee, write that nominee's name on the space provided below)

- --------------------------------------------------------------------------------

(5) The proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company for the fiscal year ending December 31, 1996.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE ELECTION OF NOMINEES NAMED HEREIN AND FOR THE OTHER PROPOSALS. Please sign exactly as your name appears below. When shares are held by joint tenants, both must sign. Fiduciaries should indicate title and authority.
                                             Date: ______________________ , 1996
                                             ___________________________________
                                                         (Signature)
                                             ___________________________________
                                                (Signature, if held jointly)
                                             ___________________________________
                                                    (Title or Authority)

                                             PLEASE SIGN, DATE  AND RETURN  THIS
                                             PROXY   PROMPTLY  IN  THE  ENVELOPE
                                             PROVIDED.